Exhibit 99.1

Ultralife Batteries Awarded $9 Million Contract for System Integration
                Kits to Support Military Communications

    NEWARK, N.Y.--(BUSINESS WIRE)--Oct. 31, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) through its McDowell Research unit, has been awarded a contract valued at approximately $9 million from a major U.S. defense contractor for the production and delivery of Integration Kits supporting military communications systems for installation on military vehicles. Deliveries are expected to begin this quarter and be completed in the second quarter of 2007.

    "Both Ultralife and McDowell share a philosophy of delivering value to customers through the integration of proven products into complete power systems and a commitment to continue employing this approach to enlarge our presence in the growing prime contractor segment of the military market," said John Kavazanjian, Ultralife's president and chief executive officer. "In this case, we were awarded the contract because of the breadth of our core product offerings, our past performance, and responsiveness in supplying these types of systems to both prime contractors and directly to the military. As a result, Ultralife is now further diversifying its military business and strengthening its ties to existing customers who place a premium on engineering expertise and high performance power systems."

    The Integration Kits consist of a combination of McDowell's MIK-21-75 Vehicle Kit and its MRC-195 Communication Case. The MIK-21-75 is designed as a permanent installation on High Mobility Multipurpose Wheeled Vehicles (HMMWV) while the MRC-195 is a transportable case system to allow for the movement of the system to areas of interest. The integration kits will enable the U.S. Military to conduct secure broadband communications, including satellite communications, from wheeled vehicles.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including military, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Commercial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's McDowell Research operating unit is a leader in the design and manufacture of power solutions and accessories to support military communications systems including power supplies, RF amplifiers, battery chargers, amplified speakers, equipment mounts, case equipment and integrated communication systems. Detailed information on McDowell Research is available at:
www.mcdowellresearch.com.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) and McDowell Research(TM) are a trademarks of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com